As Filed With the Securities and Exchange Commission on September 30, 1998
                                                      Registration No. 333-58617
--------------------------------------------------------------------------------



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      ------------------------------------



                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------


                     QWEST COMMUNICATIONS INTERNATIONAL INC.
             (Exact name of Registrant as specified in its charter)

      DELAWARE                                                  84-1339282
(State of Incorporation)                                     (I.R.S. Employer
                                                          Identification Number)


                                1000 QWEST TOWER
                             555 SEVENTEENTH STREET
                             DENVER, COLORADO 80202
                                TEL: 303-992-1400
               (Address, including zip code, and telephone number
        including area code, of registrant's principal executive offices)


                           ---------------------------

              ROBERT S. WOODRUFF, EXECUTIVE VICE PRESIDENT-FINANCE
                     QWEST COMMUNICATIONS INTERNATIONAL INC.
                                1000 QWEST TOWER
                             555 SEVENTEENTH STREET
                             DENVER, COLORADO 80202
                                TEL: 303-992-1400
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:

                             DRAKE S. TEMPEST, ESQ.
                              O'MELVENY & MYERS LLP
                                 CITICORP CENTER
                        153 EAST 53RD STREET, 54TH FLOOR
                          NEW YORK, NEW YORK 10022-4611
                                TEL: 212-326-2000
                                FAX: 212-326-2061

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.|X|

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------

                     QWEST COMMUNICATIONS INTERNATIONAL INC.

                                   PROSPECTUS

                                  COMMON STOCK


         This Prospectus relates to approximately [____________] shares (the "Shares") of common stock, par value $.01 per share (the "Qwest Common Stock"), of Qwest Communications International Inc., a Delaware corporation ("Qwest"). The Shares are owned by or to be issued to the persons named in this Prospectus under the caption "Selling Stockholders."


         The Selling Stockholders may from time to time sell the Shares on the National Association of Securities Dealers Automated Quotation System/National Market (the "Nasdaq") or on any other national securities exchange on which the Qwest Common Stock may be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The Shares may be sold directly or through brokers or dealers. See "Plan of Distribution."

         Qwest will receive no part of the proceeds of any sales made hereunder. See "Use of Proceeds." All expenses of registration incurred in connection with the offering are being borne by Qwest, but all selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders. See "Selling Stockholders."

         The Selling Stockholders and any broker-dealers participating in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and profits on the sale of Shares by the Selling Stockholders and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act.

         The  Shares  have  not  been   registered   for  sale  by  the  Selling
Stockholders under the securities laws of any state as of the date of this Prospectus. Brokers or dealers effecting transactions in the Shares should confirm the registration thereof under the securities laws of the states in which such transactions occur or the existence of any exemption from registration.



         The Qwest Common Stock is traded on the Nasdaq. On September [__], 1998, the last sale price of the Qwest Common Stock on the Nasdaq was [$_________] per share.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NO DEALER, SALESMAN, OR OTHER PERSON, INCLUDING THE SELLING STOCKHOLDERS, HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY QWEST. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


               THE DATE OF THIS PROSPECTUS IS SEPTEMBER [__], 1998

                              AVAILABLE INFORMATION

         Qwest is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the Commission at 1-800-SEC-0330 for further information relating to the public reference rooms. Copies of such information may be obtained at the prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a Web site (http://www.sec.gov) that contains certain reports, proxy statements and other information regarding Qwest. Shares of Qwest Common Stock traded on the Nasdaq National Market. Material filed by Qwest may also be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006.

         No person is authorized to give any information or to make any representations with respect to the matters described in this Prospectus other than those contained herein or in the documents incorporated by reference herein. Any information or representations with respect to such matters not contained herein or therein must not be relied upon as having been authorized by Qwest. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Qwest since the date hereof or that the information in this Prospectus or in the documents incorporated by reference herein is correct as of any time subsequent to the date hereof or thereof.


                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS


         This Prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities  Exchange Act of 1934 that include,  among others,
(1) statements by Qwest concerning the benefits expected to result from certain transactions, including, without limitation, synergies in the form of increased revenues, decreased expenses and avoided expenses and expenditures that are expected to be realized by Qwest after the closing of such transactions, (2) Qwest's plans to complete the Qwest Network, an approximately 18,450 route-mile, coast-to-coast, technologically advanced fiber optic communications network, and
(3) other statements by Qwest of expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts. Qwest cautions the reader that these forward-looking statements are subject to risks and uncertainties, including financial, regulatory environment, and trend projections, that could cause actual events or results to differ materially from those expressed or implied by the statements. Such risks and uncertainties include those risks, uncertainties and risk factors identified, among other places, in documents filed with Securities and Exchange Commission. The most important factors that could prevent Qwest from achieving its stated goals include, but are not limited to, (a) failure by Qwest to construct the Qwest Network on schedule and on budget, (b) intense competition in Qwest's Communications Services market, (c) rapid and significant changes in technology and markets, (d) dependence on new product development, (e) operating and financial risks related to managing rapid growth, integrating acquired businesses and sustaining operating cash deficits, and (f) adverse changes in the regulatory environment affecting Qwest. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by Qwest or persons acting on its behalf. Qwest undertakes no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.



                       DOCUMENTS INCORPORATED BY REFERENCE


         The following documents, which have been filed by Qwest with the Commission, are incorporated herein and specifically made a part hereof by this reference: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1997; (ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, as amended on Form 10-Q/A, filed May 7, 1998; (iii) Quarterly Report on Form 10-Q for the quarter ended June 30, 1998; (iv) Amendment No. 1 to Registration Statement on Form S-4 (File No. 333-49915) filed May 13, 1998; (v) Post-Effective Amendment No. 1 to Registration Statement on Form S-4 (File No. 333-49915) filed July 31, 1998; (vi) Registration Statement on Form S-4 (File No. 333- 46145) filed February 12, 1998; (vii) Current Report on Form 8-K filed June 12, 1998; and (viii) Current Report on Form 8-K filed July 8, 1998, as amended on Form 8-K/A filed July 10, 1998. Icon CMT Corp.'s Current Report on Form 8-K filed September 30, 1998 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 are also incorporated herein and specifically made a part hereof. As required by the Commission, all other reports filed by Qwest pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1997 are also incorporated by this reference. In addition, all documents filed with the Commission by Qwest subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents with the Commission. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


         THIS PROSPECTUS IS PART OF A REGISTRATION STATEMENT ON FORM S-3 (TOGETHER WITH ANY AMENDMENTS OR SUPPLEMENTS THERETO, THE "REGISTRATION STATEMENT") FILED BY QWEST PURSUANT TO THE SECURITIES ACT. THIS PROSPECTUS DOES NOT CONTAIN ALL THE INFORMATION SET FORTH IN THE REGISTRATION STATEMENT, CERTAIN PARTS OF WHICH ARE OMITTED IN ACCORDANCE WITH THE RULES AND REGULATIONS OF THE COMMISSION. THE REGISTRATION STATEMENT AND ANY AMENDMENTS THERETO, INCLUDING EXHIBITS FILED AS A PART THEREOF, ALSO ARE AVAILABLE FOR INSPECTION AND COPYING AS SET FORTH ABOVE. STATEMENTS CONTAINED IN THIS PROSPECTUS OR IN ANY DOCUMENT INCORPORATED BY REFERENCE IN THIS PROSPECTUS AS TO THE CONTENTS OF ANY CONTRACT OR OTHER DOCUMENT REFERRED TO HEREIN OR THEREIN ARE NOT NECESSARILY COMPLETE, AND IN EACH INSTANCE REFERENCE IS MADE TO THE COPY OF SUCH CONTRACT OR OTHER DOCUMENT FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT, EACH SUCH STATEMENT BEING QUALIFIED IN ALL RESPECTS BY SUCH REFERENCE.

         THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS THAT ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE HEREIN, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO: INVESTOR RELATIONS, QWEST COMMUNICATIONS INTERNATIONAL INC., 1000 QWEST TOWER, 555 SEVENTEENTH STREET, DENVER, COLORADO 80202, TELEPHONE NUMBER 800-567-7296.


                     QWEST COMMUNICATIONS INTERNATIONAL INC.


         Qwest is a facilities-based provider of a full range of multimedia communications services to interexchange carriers, communications entities and businesses and consumers ("Communications Services"). In addition, Qwest is constructing and installing fiber optic communications systems for interexchange carriers and other communications entities, as well as for its own use ("Construction Services"). Qwest is expanding its existing long distance network into an approximately 18,450 route-mile coast-to-coast, technologically advanced, fiber optic telecommunications network (the "Qwest Network"). Qwest will employ, throughout substantially all of the Qwest Network, a self-healing SONET ring architecture equipped with the most advanced commercially available fiber and transmission electronics manufactured by Lucent Technologies and Northern Telecom Inc., respectively. The Qwest Network's advanced fiber and transmission electronics are expected to provide Qwest with lower installation, operating and maintenance costs than older fiber systems generally in commercial use today. In addition, Qwest has entered into contracts for the sale of dark fiber along the route of the Qwest Network, which will reduce Qwest's net cost per fiber mile with respect to the fiber it retains for its own use. As a result of these cost advantages, Qwest believes it will be well-positioned to capture market share and take advantage of the rapidly growing demand for long haul voice and data transmission capacity and services.

         Under Qwest's current plan, the Qwest Network will extend approximately 18,450 route-miles coast-to-coast and connect approximately 130 metropolitan areas that represent approximately 80% of the originating and terminating long distance traffic in the United States. Presently, Qwest provides services to its customers through owned and leased digital fiber optic facilities and more than 15 switches strategically located throughout the United States, connecting Qwest to metropolitan areas that account for more than 95% of U.S. call volume. Construction of the Qwest Network is scheduled to be completed in 1999. Through a combination of the Qwest Network and leased facilities, Qwest will continue to offer interstate services in all 48 contiguous states. In April 1998, Qwest activated the entire transcontinental portion of the Qwest Network from Los Angeles to San Francisco to New York, thus becoming the first network service provider to complete a transcontinental native Internet Protocol ("IP") fiber network. Qwest is also expanding its network to carry international data and voice traffic into Mexico and Europe. Completion of the Mexico network is scheduled for late 1998. The network extension into Europe has been obtained through the exchange of telecommunications capacity with Teleglobe Inc., including two STM1's (the European equivalent of OC3 SONET circuits) crossing the Atlantic Ocean from New York City to London, and with Global Crossing Ltd. ("Global"), including four STM1s on Global's subsea fiber optic cable system connecting U.S. cities with Europe. The transatlantic telecommunications capacity supports Qwest's growth into the European market.


         In August 1998, Qwest announced its participation in a consortium of communications companies that is building a submarine cable system connecting the United States to Japan. Scheduled for completion by the second quarter of 2000, the 13,125-mile, four-fiber pair cable will ultimately possess the capability to transmit information at the rate of 640 gigabits per second.

         Qwest announced that on November 1, 1998, the nation's first OC-48 network will be available. Along with the OC-48 network, Qwest will offer high-speed dedicated Internet access, web hosting, IP-VPN services and expanded availability of voice over IP long distance services. Additionally Qwest's European subsidiary, EUnet International, will provide the first pan-European Internet broadcasting network. The new services will allow customers in Europe to broadcast video, data and voice globally.

         Qwest believes that demand from interexchange carriers and other communications entities for advanced, high bandwidth voice, data and video transmission capacity will increase over the next several years due to regulatory and technological changes and other industry developments. These anticipated changes and developments include: (i) continued growth in capacity requirements for high-speed data transmission, ATM and Frame Relay services, Internet and multimedia services and other new technologies and applications;
(ii) continued growth in demand for existing long distance services; (iii) entry into the market of new communications providers; (iv) requirements of the three principal nationwide carriers (AT&T Corporation, MCI WorldCom and Sprint Corporation) to replace or augment portions of their older systems and (v) reform in regulation of domestic access charges and international settlement rates, which Qwest expects will lower long distance rates and fuel primary demand for long distance services.

         Qwest's principal executive offices are located at 1000 Qwest Tower, 555 Seventeenth Street, Denver, Colorado 80202, and its telephone number is
(303) 992-1400.


                               RECENT DEVELOPMENTS

         LCI TRANSACTION. On June 5, 1998, Qwest acquired LCI International, Inc. ("LCI"), a communications provider, for $3,930.5 million. As part of the acquisition, Qwest issued approximately 114.6 million shares of Qwest Common Stock having a value of approximately $3.7 billion (excluding 15.3 million shares of Qwest Common Stock having an estimated value of approximately $0.3 billion subject to issuance upon the exercise of outstanding LCI stock options assumed by Qwest in this acquisition), assumed $0.3 billion of net liabilities and incurred approximately $13.5 million in direct acquisition costs. In connection with the acquisition, Qwest allocated $750 million to in-process research and development, $250 million to existing technology and $3,136.8 million to goodwill. Combined 1997 Qwest and LCI revenues totaled $2,338.7 million. The merger is expected to deliver greater network efficiencies, eliminate duplicate efforts to build sales and systems infrastructure, avoid duplication of capital spending programs and accelerate the companies' data and international strategies. The acquisition is expected to lower net earnings of Qwest in 1998 as a result of the one-time R&D write-off and other adjustments resulting from purchase accounting. Qwest expects to realize revenue and cost synergies beginning in 1998 from the combination of the two companies.


         Qwest will complete final allocation of purchase price within one year from the acquisition date. The items awaiting final allocation include non-current asset valuation and final determination of the costs to sell or exit certain activities of LCI. It is anticipated that final allocation of purchase price will not differ materially from the preliminary allocation.

         ICON TRANSACTION. On September 13, 1998, Qwest and Icon CMT Corp., ("Icon"), an Internet solutions company, entered into a definitive Agreement and Plan of the Merger (the "Icon Merger Agreement"). The Icon Merger Agreement provides for the acquisition of Icon in a stock-for-stock merger, which will be accounted for as a purchase. The actual number of shares of Qwest Common Stock to be exchanged for each Icon share will be determined by dividing $12 by a 15-day volume weighted average of trading prices for Qwest Common Stock prior to the Icon stockholders meeting that will be held prior to closing, but will not be less than .3200 shares (if Qwest's average stock price exceeds $37.50) or more than .4444 shares (if Qwest's average stock price is less than $27.00).
Qwest will also assume the outstanding stock options of Icon. The proposed acquisition is subject to certain closing conditions that include approval by the stockholders of Icon.

         Qwest has also agreed to advance up to $15 million to Icon to fund working capital requirements and for other corporate purposes. In consideration for this commitment, Icon issued to Qwest a warrant to purchase up to 750,000 shares of Icon stock at $12 per share. Icon's three founders also entered into agreements with Qwest to vote to approve the merger and to grant Qwest an option on their shares. The warrant and options give Qwest beneficial ownership of approximately 44% of Icon's common stock.

         REGULATION. Long distance carriers have historically paid access charges to local exchange carriers for the origination and termination of long distance calls that use the public switched telephone network. In 1997, Qwest began offering, at a lower rate per minute, long distance services that use voice over Internet protocol (IP) technology instead of the technology used for the traditional public switched telephone network. Qwest is able to offer such IP long distance services at a discount because, among other things, IP telephony services are not subject to all of the access charges that apply to traditional long distance services that use the public switched telephone network.

         Two RBOCs recently informed carriers that provide long distance voice services over the Internet or use IP technology that they also must pay access charges on IP telephony services as well. This is the first effort by incumbent local exchange carriers to levy access charges on IP telephony services. Under traditional federal regulatory policy, providers of long distance services over the Internet and companies that use IP technology to provide long distance services have been exempt from access charges. Furthermore, there has been no definitive FCC determination as to whether the attempt to treat IP telephony as long distance services subject to access charges is consistent with criteria outlined by the FCC in its April 10, 1998 report to Congress on universal service. If local exchange carriers are allowed to levy access charges on IP telephony long distance service offerings, this development will increase Qwest's costs to provide such services and might cause Qwest to reevaluate the pricing of such services.


                PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

         The unaudited pro forma condensed combined financial statements presented below are derived from the historical consolidated financial statements of Qwest, SuperNet, Inc. ("SuperNet"), Phoenix Network, Inc. ("Phoenix"), LCI and Icon. The unaudited pro forma condensed combined balance sheet as of June 30, 1998 gives pro forma effect to the proposed acquisition by Qwest of all the issued and outstanding shares of capital stock of Icon as if the acquisition had occurred on June 30, 1998. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 1998 and for the year ended December 31, 1997 give pro forma effect to the acquisitions of SuperNet, Phoenix, LCI and Icon as if such acquisitions had occurred on January 1, 1997. The unaudited pro forma condensed combined financial statements do not give effect to Qwest's acquisition of EUnet International Limited ("EUnet") because it is not significant for purposes of Rule 3-05 of the Securities and Exchange Commission Regulation S-X.

         The consummation of the LCI acquisition constituted a change in control of LCI, which was an event of default under LCI's two credit facilities (the "LCI Credit Facilities") and LCI's receivables securitization program. In addition, an event of default under the LCI Credit Facilities also constituted an event of default under LCI's operating lease agreement for a headquarters building in Arlington, Virginia. LCI's discretionary lines of credit may be discontinued at any time at the sole discretion of the providing banks. Certain of LCI's debt securities permit mergers and consolidations, subject to compliance with certain terms of the governing indenture. There has been no effect of the potential defaults or other features of the aforementioned LCI financing arrangements reflected in the pro forma condensed combined financial statements as Qwest intends to renegotiate the terms and conditions of these arrangements.


         The unaudited pro forma condensed combined financial statements give effect to the acquisitions described above under the purchase method of accounting and are based on the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements presented on the following pages. The fair value of the consideration has been allocated to the assets and liabilities acquired based upon the fair values of such assets and liabilities at the date of each respective acquisition and may be revised for a period of up to one year from the date of each respective acquisition. The preliminary estimates and assumptions as to the value of the assets and liabilities of LCI and Icon to the combined company is based upon information available at the date of preparation of these unaudited pro forma condensed combined financial statements, and will be adjusted upon the final determination of such fair values. Qwest will complete final allocation of purchase price within one year from the acquisition date. The items awaiting final allocation include LCI non-current asset valuation and final determination of the costs to sell or exit certain activities of LCI. It is anticipated that final allocation of the LCI purchase price will not differ materially from the preliminary allocation.

         The final allocation of purchase price to the Icon assets acquired and liabilities assumed is dependent upon an analysis which has not progressed to a stage at which there is sufficient information to make an allocation in these pro forma condensed combined financial statements. Qwest has undertaken a study to determine the allocation of the Icon purchase price to the various assets acquired, including in-process research and development projects, and the liabilities assumed. TO THE EXTENT THAT A PORTION OF THE ICON PURCHASE PRICE IS ALLOCATED TO IN-PROCESS RESEARCH AND DEVELOPMENT, A CHARGE, WHICH MAY BE SIGNIFICANT AND MATERIAL TO QWEST'S RESULTS OF OPERATIONS, WOULD BE RECOGNIZED IN THE PERIOD IN WHICH THE PROPOSED MERGER OCCURS. However, this charge is not expected to be material to the stockholders' equity or revenue of Qwest, based on the aggregate Icon purchase price of approximately $200.0 million.

         THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS DO NOT PURPORT TO REPRESENT WHAT QWEST'S RESULTS OF OPERATIONS OR FINANCIAL CONDITION WOULD HAVE ACTUALLY BEEN OR WHAT OPERATIONS WOULD BE IF THE TRANSACTIONS THAT GIVE RISE TO THE PRO FORMA ADJUSTMENTS HAD OCCURRED ON THE DATES ASSUMED AND ARE NOT INDICATIVE OF FUTURE RESULTS. THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS BELOW SHOULD BE READ IN CONJUNCTION WITH THE HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES THERETO OF QWEST, PHOENIX, LCI, SUPERNET AND ICON.


                                            QWEST COMMUNICATIONS INTERNATIONAL INC.

                                     PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                                                 SIX MONTHS ENDED JUNE 30, 1998
                                                          (UNAUDITED)
                                      (AMOUNTS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                                                                               Pro Forma            Pro Forma
                                                          Historicals                          Adjustments          Combined
                                        -------------------------------------------------      -----------          --------
                                              Qwest     LCI(2)      Phoenix(3)    Icon(4)
                                          ----------    ------      -------      -------
Revenue:

     Communications services              $      283    $  745       $   17      $    38                            $  1,083

     Construction services                       288        --           --           --                                 288
                                          ----------    ------       ------      -------      -------               --------

                                                 571       745           17           38                               1,371
                                          ----------    ------       ------      -------      -------               --------

Operating expenses:

     Access and network operations               185       445           13           29                                 672

     Construction services                       205        --           --           --                                 205

     Selling, general and administrative         152       163            7           18                                 340

     Depreciation and amortization                39        45            1            1      $    33   (7)              139

                                                                                                   10   (8)

                                                                                                    1   (9)

                                                                                                    9   (5)

     Merger costs                                 63        --           --            1          (64) (10)               --

     Provision for In-process R&D                818        --           --           --         (818) (11)               --
                                          ----------    ------       ------      -------      -------               --------

                                               1,462       653           21           49         (829)                 1,356
                                          ----------    ------       ------      -------      -------               --------

Income (loss) from operations                   (891)       92           (4)         (11)         829                     15

Other expense (income):
     Interest expense, net                        19        14           --           --                                  33
                                          ----------    ------       ------      -------      -------               --------

     Income (loss) before income taxes          (910)       78           (4)         (11)         829                    (18)

Income tax expense (benefit)                     (27)       30           --           --           20  (15)               23

                                          ----------    ------       ------      -------      -------               --------

Net income (loss)                         $     (883)   $   48       $   (4)     $   (11)     $   809               $    (41)
                                          ==========    ======       ======      =======      =======               ========

Loss per share - basic and diluted        $    (3.93)                                                               $  (0.12)
                                          ==========                                                                ========

Weighted average shares used for
calculating loss per share - basic
and diluted                                      225                                                                     330
                                          ==========                                                                ========


See accompanying notes to unaudited pro forma condensed combined financial statements.



                                           QWEST COMMUNICATIONS INTERNATIONAL INC.

                                    PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                                                YEAR ENDED DECEMBER 31, 1997
                                                         (UNAUDITED)
                                     (AMOUNTS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                                         Historical
                                          -------------------------------------------------    Pro Forma            Pro Forma
                                           Qwest        LCI(2)       Phoenix(3)    Icon(4)    Adjustments           Combined
                                          -------       -------      ----------    --------   -----------           ----------
Revenue:

     Communications services              $   115       $ 1,642      $    77        $    52     $       6  (11)    $     1,892

     Construction services                    581            --           --             --                                581
                                          -------       -------      -------       --------     ---------           ----------

                                              696         1,642           77             52             6                2,473
                                          -------       -------      -------       --------     ---------           ----------

Operating expenses:

     Access and network operations             91           986           57             39             3  (11)          1,176

     Construction services                    397            --           --             --                                397

     Selling, general and administrative      164           417           30             24             3  (11)            638

     Depreciation and amortization             20            96            4              1             2   (9)            247

                                                                                                        1  (11)

                                                                                                        3  (12)

                                                                                                       78   (7)

                                                                                                       25   (8)

                                                                                                       17   (5)

     Merger costs                                            45           --                          (45) (13)             --
                                          -------       -------      -------       --------     ---------           ----------

                                              672         1,544           91             64            87                2,458
                                          -------       -------      -------       --------     ---------           ----------

Income (loss) from operations                  24            98          (14)           (12)          (81)                  15

Other expense (income):                         7            36            1              1             1  (14)             46
     Interest expense, net

     Other                                    (7)            --          --                                                 (7)
                                          -------       -------      -------       --------     ---------           ----------

     Income (loss) before income taxes         24            62          (15)           (13)          (82)                 (24)

Income tax expense (benefit)                    9            31           --             --             2  (15)             42

                                          -------       -------      -------       --------     ---------           ----------

Net income (loss)                         $    15       $    31      $   (15)      $    (13)    $     (84)          $      (66)
                                          =======       =======      =======       ========     =========           ==========

Earnings (loss) per share - basic         $  0.08                                                                   $    (0.20)
                                          =======                                                                   ==========

Earnings (loss) per share - diluted       $  0.07                                                                   $    (0.20)
                                          =======                                                                   ==========

Weighted average shares used for
calculating earnings (loss)
 per share - basic                            191                                                                          327
                                          =======                                                                   ==========

Weighted average shares used for
calculating earnings (loss) per share -
diluted                                       194                                                                          327
                                          =======                                                                   ==========

See accompanying notes to unaudited pro forma condensed combined financial statements.



                                 QWEST COMMUNICATIONS INTERNATIONAL INC.
                                PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                              JUNE 30, 1998
                                               (UNAUDITED)
                                          (AMOUNTS IN MILLIONS)


                                                Historical
                                            ------------------    Pro Forma                    Pro Forma
                                             Qwest      Icon      Adjustments                   Combined
                                            -------    -------    -----------                  ---------

ASSETS

Current assets:

   Cash                                     $    366    $    18                                  $   384

   Trade accounts receivable, net                216         12                                      228

   Deferred income tax asset                     193         --                                      193

   Prepaid expenses and other                    268          3                                      271
                                            --------    -------      --------                    -------

     Total current assets                      1,043         33            --                      1,076


   Property and equipment, net                 1,743         12                                    1,755

   Excess of cost over net assets acquired     3,327         --      $    172   (6)                3,499

   Other, net                                    315         --                                      315
                                            --------    -------      --------                    -------

   TOTAL ASSETS                             $  6,428    $    45      $    172                    $ 6,645
                                            ========    =======      ========                    =======


LIABILITIES AND STOCKHOLDERS'
EQUITY

Current liabilities                         $  1,028    $    14      $      4   (6)              $ 1,046

Long-term debt and capital lease
  obligations                                  1,365         --                                    1,365

Other long-term liabilities                      431         --                                      431
                                            --------    -------      --------                    -------

   Total liabilities                           2,824         14             4                      2,842

Commitments and contingencies


Stockholders' equity:
   Preferred stock                                --         --                                       --

   Common stock                                    3         --                                        3

   Additional paid-in capital                  4,516         63           (63)  (6)                4,715

                                                                          199   (6)

   (Accumulated deficit) retained
     earnings                                   (915)       (32)           32   (6)                 (915)
                                            --------    -------      --------                    -------

     Total stockholders' equity                3,604         31           168                      3,803
                                            --------    -------      --------                    -------

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                        $  6,428    $    45      $    172                    $ 6,645
                                            ========    =======      ========                    =======

         See accompanying notes to unaudited pro forma condensed combined financial statements.

           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


(1) On June 5, 1998, Qwest acquired LCI, a communications service provider. At the close of the acquisition (the "LCI Merger"), Qwest issued approximately
     114.6 million shares (excluding 15.3 million shares of Qwest Common Stock having an estimated value of approximately $0.3 billion subject to issuance upon the exercise of outstanding LCI stock options assumed by Qwest in the acquisition) of Qwest common stock having a value of approximately $3.7 billion, assumed $0.3 billion of net liabilities and incurred approximately $13.5 million in direct acquisition costs. The LCI Merger was accounted for as a purchase.

(2) Represents the purchase by Qwest of the outstanding shares of LCI common stock, the assumption of certain liabilities, the incurrence of related transaction costs, and the initial allocation of the pro forma purchase price.




                                                                                  (Amounts
                                                                                in Millions)
                                                                                -------------
     Aggregate value of stock consideration(a)................................    $   3,657
     Value of LCI outstanding stock options, to be assumed by Qwest(b) ....... .        260
     Direct costs of the acquisition..........................................           14
                                                                                  ---------
                                                                                  $   3,931
                                                                                  =========
       Allocation of purchase price:
         Working capital, excluding deferred taxes............................    $    (352)
         Deferred federal income taxes (c)....................................           99
         Property and equipment...............................................          716
         Goodwill ............................................................        3,137

         Research and development (d).........................................          750
         Developed technology (d).............................................          250
         Long-term debt, excluding current portion............................         (462)
         Other liabilities and assets, net....................................         (207)
                                                                                  ---------
       Total..................................................................    $   3,931
                                                                                  =========

     (a) Represents the value of Qwest Common Stock issued for the acquisition of the approximately 98.3 million shares of LCI common stock outstanding. Based on an average trading price of $31.92, Qwest issued approximately 114.6 million shares of Qwest Common Stock to acquire all the outstanding shares of LCI common stock.

     (b) Represents the assumption by Qwest of the approximately 13.1 million stock options outstanding under LCI's stock option plans.


     (c) Represents the allocation of purchase price to deferred income taxes.


     (d) In connection with the acquisition of LCI, Qwest allocated $750 million of the purchase price to incomplete research and development ("R&D") projects. $250 million was allocated to developed technology, while $3,136.8 was allocated to goodwill. This allocation to the in-process R&D represents the estimated fair value based on risk-adjusted cash flows related to the incomplete products.

             The acquired R&D represents engineering and test activities associated with the introduction of new services and information systems. Specifically, LCI is working on a variety of projects that are essential to delivering data services, which are a significant departure in terms of technological complexity from the company's traditional voice products. These efforts are related to redesigning and scaling the network infrastructure as well as developing the requisite network management systems. These projects are time consuming and difficult to complete. If the R&D projects are not completed as planned, they will neither satisfy the technical requirements of a changing market nor be cost effective. Since these projects have not yet reached technological feasibility and have no alternative future uses, there can be no guarantee as to the achieveability of the projects or the ascribed values. Accordingly, these costs were expensed as of the acquisition date.

             The projects are expected to be completed in stages over the next 18 months. Completion costs total approximately $65 million ($20 million in 1998 and $45 million in 1999). However, these estimates are subject to change, given the uncertainties of the development process, and no assurance can be given that deviations from these estimates will not occur.

             Qwest expects to begin realizing incremental benefits as the projects are completed. If these projects are not successfully developed, the sales and profitability of the combined company may be adversely affected in future periods and the value of the R&D will not be realized. The integration and consolidation of LCI requires substantial management and financial resources. While Qwest believes the early results of these efforts are encouraging, the acquisition of LCI necessarily involves a number of significant risks.

             The developed technology and goodwill will be amortized on a straight-line basis over 10 years and 40 years, respectively.



(3) On March 30, 1998, Qwest acquired Phoenix pursuant to a transaction whereby each outstanding share of Phoenix common stock was exchanged for shares of Qwest Common Stock having an aggregate market value equal to approximately $27.2 million, and future payments of up to $4.0 million.


(4) On September 13, 1998 Qwest and Icon entered into the Icon Merger Agreement. The Icon Merger Agreement provides for the acquisition of Icon in a stock-for-stock merger, which will be accounted for as a purchase. The actual number of shares of Qwest Common Stock to be exchanged for each Icon share will be determined by dividing $12 by a 15-day volume weighted average of trading prices for Qwest Common Stock prior to the Icon stockholders meeting that will be held prior to closing, but will not be less than .3200 shares (if Qwest's average stock price exceeds $37.50) or more than .4444 shares (if Qwest's average stock price is less than $27.00). The estimated number of shares of Qwest Common Stock to be issued to Icon stockholders is 6 million shares (excluding .5 million shares to be issued upon the exercise of outstanding Icon stock options assumed by Qwest). The proposed acquisition is subject to certain closing conditions, including approval by the stockholders of Icon.



(5)  Represents the amortization of intangible  assets from the preliminary Icon
     purchase  price  allocation.   The  amortization  is  calculated  using  an
     estimated useful life of 10 years. See note 6.


(6) The pro forma adjustment represents the purchase of the outstanding shares of Icon common stock by Qwest, the incurrence of related transaction costs and the initial purchase price allocation. The initial purchase price was based upon an estimated value of $200.0 million for the Qwest Common Stock to be issued in exchange for the outstanding shares of Icon common stock and the assumption of the Icon stock options and an estimated $3.5 million in transaction costs.

(7) Represents the amortization of goodwill that resulted from the preliminary LCI purchase price allocation. Goodwill amortization is calculated using an estimated useful life of 40 years. See note 2.


(8) Represents the amortization of developed technology that results from the preliminary LCI purchase price allocation. Developed technology amortization is calculated using an estimated useful life of 10 years. See note 2.


(9) Represents the amortization of goodwill that resulted from the Phoenix purchase price allocation. Goodwill amortization is calculated using an estimated useful life of 15 years.


(10) Merger costs and the provision for in-process R&D are eliminated because they are non-recurring in nature. These charges are non-deductible for federal tax purposes.

(11) On October 22, 1997, Qwest acquired from an unrelated third party all the outstanding shares of common stock, and common stock issued at the closing of the acquisition of SuperNet for $20.0 million in cash. The acquisition was accounted for using the purchase method of accounting, and the purchase price was allocated on that basis to the net assets acquired. The historical statement of operations of Qwest includes the operating results of SuperNet beginning October 22, 1997. This pro forma adjustment represents SuperNet's unaudited results of operations for the period January 1, 1997 to October 21, 1997.


(12) Represents amortization for the period January 1, 1997 to October 21, 1997 of goodwill that resulted from the SuperNet purchase price allocation.

(13) Represents  the  reversal  of  merger  costs   recognized  by  LCI  in  the
     acquisition of USLD Communications Corp., which had been accounted for under the pooling-of-interests method.


(14) Represents the amortization of LCI debt premium over the 10-year life of the underlying debt.

(15) Represents  the  assumed  income  tax  effect of the pro  forma  adjustment
     relating  the  amortization  of  developed  technology,   the  reversal  of
     historical merger costs and the amortization of debt premium.

(16) Effective with the LCI merger, Qwest is no longer included in the consolidated federal income tax return of the Anschutz Company, Qwest's majority shareholder. As a result, the tax sharing agreement with Anschutz Company is no longer effective. Qwest previously recognized a deferred tax asset attributable to its net operating loss carryforwards under the tax sharing agreement.

     Qwest currently believes the tax benefits previously recognized under the tax sharing agreement may be realized through tax planning strategies. Accordingly, any in-substance dividend resulting from the deconsolidation from Anschutz Company is not expected to be material to the consolidated balance sheet of Qwest.

(17) Transactions  among  Qwest,  SuperNet,   Phoenix,  LCI  and  Icon  are  not
     significant.


                                 USE OF PROCEEDS

     All of the Shares offered hereby are being offered by the Selling Stockholders. Qwest will receive no part of the proceeds of any sales made hereunder.

                              SELLING STOCKHOLDERS

     The Shares offered hereby are or will be held by the persons or entities listed in Annex A.

     Qwest will pay all expenses in connection with the registration and sale of the Shares, except any selling commissions or discounts allocable to sales of the Shares, fees and disbursements of counsel and other representatives of the Selling Stockholders, and any stock transfer taxes payable by reason of any such sale.


                              PLAN OF DISTRIBUTION


        This Prospectus relates to the offer and sale from time to time by the selling stockholders identified in the section entitled "Selling Stockholders" and Annex A and their respective pledges, donees and other successors in interest (collectively, the "Selling Stockholders") of up to approximately [______________] shares of Qwest Common Stock in the aggregate. The Shares may be sold from time to time by the Selling Stockholders. Such sales may be made in underwritten offerings or in open market or block transactions or otherwise on any national securities exchange or automated interdealer quotation system on which shares of Qwest Common Stock are then listed, including the Nasdaq, in the over-the-counter market, in private transactions or otherwise at prices related to prevailing market prices at the time of the sale or at negotiated prices. Some or all of the Shares may be sold through brokers acting on behalf of the Selling Stockholders or to dealers for resale by such dealers. In connection with such sales, such brokers and dealers may receive compensation in the form of discounts or commissions from the Selling Stockholders and may receive commissions from the purchasers of such Shares for whom they act as broker or agent (which discounts and commissions are not anticipated to exceed those customary in the types of transactions involved). The Selling Stockholders may offer to sell and may sell shares of Qwest Common Stock in options transactions or deliver such shares to cover short sales "against the box." If necessary, a supplemental or amended Prospectus will describe the method of sale in greater detail. In effecting sales, brokers or dealers engaged by the Selling Stockholders and/or purchasers of the Shares may arrange for other brokers or dealers to participate. In addition, any of the Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

       If the shares are sold in an underwritten offering, the shares will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or prices at the time of the sale or at negotiated prices. Any initial public offering price and any discounts or commissions allowed or reallowed or paid to dealers may be changed from time to time. Underwriters may sell shares to or through brokers or dealers, and such brokers and dealers may receive compensation in the form of discounts, commissions or commissions from the underwriters and may receive commissions from the purchasers of such shares for whom they act as broker or agent (which discounts and commissions are not anticipated to exceed those customary in the types of transactions involved).

        Qwest has agreed to pay all expenses in connection with the registration of the Shares. The Selling Stockholders are responsible for paying any other selling expenses, including underwriting discounts and brokers' commissions, and expenses of Selling Stockholders' counsel.

        The number of Shares that may be actually sold by each Selling Stockholder will be determined by each such Selling Stockholder, and may depend upon a number of factors, including, among other things, the market price of the Shares. Because each of the Selling Stockholders may offer all, some or none of the Shares, and because the offering contemplated by this Prospectus is currently not being underwritten, no estimate can be given as to the number of Shares that will be held by each of the Selling Stockholders upon or prior to termination of this offering. Accordingly, there can be no assurance that any of the Selling Stockholders will sell any or all of their respective Shares.

        The Selling Stockholders and any underwriter, broker or dealer who acts in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any compensation received by them and any profit on any resale of the Shares as principals may be deemed to be underwriting discounts and commissions under the Securities Act.

        In order to comply with the securities laws of certain jurisdictions, the securities offered hereby will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the securities offered hereby may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.


                                     EXPERTS


        The consolidated financial statements and schedule of Qwest Communications International Inc. and subsidiaries as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 have been incorporated herein and in the Registration Statement by reference in reliance upon the report pertaining to such consolidated financial statements, dated February 24, 1998, except as to note 22, which is as of March 8, 1998, and the report dated February 24, 1998 pertaining to such schedule, of KPMG Peat Marwick LLP, independent certified public accountants, incorporated herein and in the Registration Statement by reference, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements and schedules of LCI International, Inc. and subsidiaries as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report dated February 16, 1998 (except with respect to the matter discussed in Note 15, as to which the date is March 16, 1998) with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

        The consolidated financial statements of Phoenix Network, Inc. as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 incorporated by reference herein and in the Registration Statement have been audited by Grant Thornton LLP, independent certified public accountants, as indicated in its reports with respect thereto, and are included herein in reliance on the reports of Grant Thornton LLP and upon the authority of said firm as experts in accounting and auditing.

         The financial statements of SuperNet, Inc. as of June 30, 1997 and for the year ended June 30, 1997 have been incorporated by reference in the Registration Statement in reliance upon the report, dated September 26, 1997 of Dollinger, Smith & Co., independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of Icon CMT Corp. as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, have been incorporated in this Prospectus by reference to the Current Report on From 8-K of Icon CMT Corp. dated September 30, 1998. Such financial statements, except as they relate to Frontier Media Group, Inc. as of December 31, 1996 and 1997 and for each of the two years in the period ended December 31, 1997, have been audited by PricewaterhouseCoopers LLP, independent accountants, and insofar as they relate to Frontier Media Group, Inc. as of December 31, 1996 and 1997 and for each of the two years in the period ended December 31, 1997, by Ernst & Young LLP, independent accountants whose reports are incorporated by reference herein. Such financial statements have been so incorporated in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.

                                                                         ANNEX A

                              SELLING STOCKHOLDERS


===============================================================================

             NAME OF SHAREHOLDER                         NUMBER OF SHARES
-------------------------------------------------------------------------------
Advent Euro-Italian Direct Investment Program L.P.           [________]
-------------------------------------------------------------------------------
Advent International Investors II Limited Partnership        [________]
-------------------------------------------------------------------------------
Advent Partners Limited Partnership                          [________]
-------------------------------------------------------------------------------
Global Private Equity II Europe Limited Partnership          [________]
-------------------------------------------------------------------------------
Global Private Equity II Limited Partnership                 [________]
-------------------------------------------------------------------------------
Global Private Equity II - PGGM Limited Partnership          [________]
-------------------------------------------------------------------------------
Charterhouse Venture Nominees Limited                        [________]
-------------------------------------------------------------------------------
AS Ganger Rolf                                               [________]
-------------------------------------------------------------------------------
AS Bonheur                                                   [________]
-------------------------------------------------------------------------------
Den Norske Krigforsikring for SKIB                           [________]
-------------------------------------------------------------------------------
Four Seasons Venture II AS                                   [________]
-------------------------------------------------------------------------------
Hartog & Co. AS                                              [________]
-------------------------------------------------------------------------------
Seska AS                                                     [________]
-------------------------------------------------------------------------------
Simask AS                                                    [________]
-------------------------------------------------------------------------------
Skaufoss AS                                                  [________]
-------------------------------------------------------------------------------
Tvenge, Torstein                                             [________]
-------------------------------------------------------------------------------
Uranus Invest AS                                             [________]
-------------------------------------------------------------------------------
Vesta Forsikrung AS                                          [________]
-------------------------------------------------------------------------------
Xnet Netzwerkservice GmbH                                    [397,762]
-------------------------------------------------------------------------------
Capy, Francis                                                  40,749
-------------------------------------------------------------------------------
FNET                                                           33,119
-------------------------------------------------------------------------------
Guidon, Jacques                                                 8,832
-------------------------------------------------------------------------------
Van, Jean-Claude                                                8,832
-------------------------------------------------------------------------------
Bloch, Laurent                                                  8,832
-------------------------------------------------------------------------------
Wurtz, Michael                                                  8,832
-------------------------------------------------------------------------------
Lucas, Pedros                                                   8,832
-------------------------------------------------------------------------------
Dax, Philippe                                                   8,832
-------------------------------------------------------------------------------
Helsingius, Johan, Director, EUnet                            272,372
-------------------------------------------------------------------------------
Poole, Simon, Director, EUnet                                  97,190
-------------------------------------------------------------------------------

===============================================================================

             NAME OF SHAREHOLDER                         NUMBER OF SHARES
-------------------------------------------------------------------------------
de Vos, Luc, Director, EUnet                                   83,925
-------------------------------------------------------------------------------
Lagauw, Martin                                                 82,923
-------------------------------------------------------------------------------
Orshoven, Jan Van                                              82,409
-------------------------------------------------------------------------------
Pieters, Eric                                                  82,409
-------------------------------------------------------------------------------
Eschle, Patrik                                                 70,577
-------------------------------------------------------------------------------
Rosendorf, Pavel, Director, EUnet                              65,674
-------------------------------------------------------------------------------
Orsag, Jiri                                                    62,868
-------------------------------------------------------------------------------
Muller, Jan                                                    62,284
-------------------------------------------------------------------------------
Naurstad, Gisle, Director, EUnet                               50,809
-------------------------------------------------------------------------------
Omand, James, Chairman of the Board of EUnet                   42,685
-------------------------------------------------------------------------------
Ojala, Petri                                                   40,315
-------------------------------------------------------------------------------
Hursti, Harri                                                  39,598
-------------------------------------------------------------------------------
Rahiala, Esko                                                  39,598
-------------------------------------------------------------------------------
Bjerke, Jon Petter                                             37,301
-------------------------------------------------------------------------------
Reistad, Morten                                                35,808
-------------------------------------------------------------------------------
Treindl, Alois                                                 35,605
-------------------------------------------------------------------------------
NUUG                                                           33,251
-------------------------------------------------------------------------------
Van Braekel, Luc                                               26,451
-------------------------------------------------------------------------------
Burget, Ivo                                                    22,243
-------------------------------------------------------------------------------
De Brouwer, Walter                                             17,633
-------------------------------------------------------------------------------
Ionescu, Liviu-Grigore                                         14,841
-------------------------------------------------------------------------------
Vink, Erwin Willem, Director, EUnet                            12,952
-------------------------------------------------------------------------------
De Becker, Geert                                                6,791
-------------------------------------------------------------------------------
Devillers, Yves                                                82,245
-------------------------------------------------------------------------------
Bauer-Nilsen, Trygve                                           14,998
-------------------------------------------------------------------------------
Novak, Petr                                                    11,122
-------------------------------------------------------------------------------
Herding, Bjorn                                                 10,921
-------------------------------------------------------------------------------
Asplem, Arne                                                   10,376
-------------------------------------------------------------------------------
Companiet AS                                                    8,195
-------------------------------------------------------------------------------
Amundsen, Une                                                   6,146
-------------------------------------------------------------------------------
Avanti A/S                                                      6,146
-------------------------------------------------------------------------------
Bakke, Vidar                                                    4,892
-------------------------------------------------------------------------------

===============================================================================

             NAME OF SHAREHOLDER                         NUMBER OF SHARES
-------------------------------------------------------------------------------
IT Forum V/Sandnes Assurance                                   4,097
-------------------------------------------------------------------------------
TronderEnergi                                                  4,097
-------------------------------------------------------------------------------
Magnar, Helleren                                               4,036
-------------------------------------------------------------------------------
Bergstad, Ide                                                  3,800
-------------------------------------------------------------------------------
Gallagher & Robertson A/S                                      3,800
-------------------------------------------------------------------------------
Fischer, Niels                                                 3,503
-------------------------------------------------------------------------------
Anthonsen, Pal S.                                              3,325
-------------------------------------------------------------------------------
Ramont, Gracy                                                  2,958
-------------------------------------------------------------------------------
Pebriga AS                                                     2,048
-------------------------------------------------------------------------------
Svemona AS                                                     2,048
-------------------------------------------------------------------------------
Tjetland, Bjorn G                                              2,048
-------------------------------------------------------------------------------
Storrosten, Dag Ole                                            2,001
-------------------------------------------------------------------------------
Lucas, Humberto, Director, EUnet                              91,729
-------------------------------------------------------------------------------
Ose, Torbjorn                                                  1,514
-------------------------------------------------------------------------------
Skarland, Svein                                                1,229
-------------------------------------------------------------------------------
Skarland Eiendom                                               1,229
-------------------------------------------------------------------------------
Jambresic, Neven                                               1,167
-------------------------------------------------------------------------------
Algard Offset A/S                                              1,024
-------------------------------------------------------------------------------
Ask, Aksjeklubben                                              1,024
-------------------------------------------------------------------------------
Martinsen, Dag Leo                                             1,024
-------------------------------------------------------------------------------
Boyesen, Dag                                                     948
-------------------------------------------------------------------------------
Laine, Arttu Pekka                                               870
-------------------------------------------------------------------------------
Skarland Finans AS                                               819
-------------------------------------------------------------------------------
Sveinaas AS                                                      819
-------------------------------------------------------------------------------
Olsen, Borge                                                     753
-------------------------------------------------------------------------------
Goson, Aksjekubben                                               717
-------------------------------------------------------------------------------
Sikveland, Siguvd                                                614
-------------------------------------------------------------------------------
Breistoel, Ole Byoern                                            512
-------------------------------------------------------------------------------
Nesbak, Kristian                                                 512
-------------------------------------------------------------------------------
Ellingsen, Ragnhild S                                            307
-------------------------------------------------------------------------------
Helledal, Britt                                                  256
-------------------------------------------------------------------------------
Myrvang, Eirik                                                   256
-------------------------------------------------------------------------------

===============================================================================

             NAME OF SHAREHOLDER                         NUMBER OF SHARES
-------------------------------------------------------------------------------
Haberler, Michael, Director, EUnet                              250
-------------------------------------------------------------------------------
Schartner, Thomas                                               668
-------------------------------------------------------------------------------
Herdlicka, Herbert, Director, EUnet                             751
-------------------------------------------------------------------------------
Harmes, David, Director, EUnet                                7,519
-------------------------------------------------------------------------------
Bilse, Per                                                      668
-------------------------------------------------------------------------------
Chytil, Georg                                                   668
-------------------------------------------------------------------------------
van Loock, Rudi                                                 417
-------------------------------------------------------------------------------
Robustelli, Daniela                                             668
-------------------------------------------------------------------------------
Wild, Markus                                                    417
-------------------------------------------------------------------------------
Hartman, Michael                                                584
-------------------------------------------------------------------------------
Zubickova, Zdenka                                               835
-------------------------------------------------------------------------------
Hellum, Steffen                                                 668
-------------------------------------------------------------------------------
Lyseggen, Jorn                                                  668
-------------------------------------------------------------------------------
Skjefstad, Bente                                                668
-------------------------------------------------------------------------------
Larilahti, Jyrki                                                668
-------------------------------------------------------------------------------
James Omand, William Schmidt, and Gisle Naurstadt
jointly, as Shareholder Representatives under the
Transaction Agreement dated March 26, 1998 among
Qwest Communications International Inc. and certain
shareholders of EUnet International Limited.                 26,726
-------------------------------------------------------------------------------

Laurent-Ricard, Eric                                         53,292
-------------------------------------------------------------------------------
Man. Risk AS                                                 22,858
-------------------------------------------------------------------------------
Jucker, Beat                                                  7,004
-------------------------------------------------------------------------------
Klingsheim, Kare                                              2,048
-------------------------------------------------------------------------------
Omand, Ann                                                    2,048
-------------------------------------------------------------------------------
Omand, Jennifer                                               2,048
-------------------------------------------------------------------------------
Niessner, Herbert                                             1,167
-------------------------------------------------------------------------------
Triton A/S                                                    1,024
-------------------------------------------------------------------------------
Ogreied, Magne                                                  409
-------------------------------------------------------------------------------
Schiotz, Victoria                                               256
-------------------------------------------------------------------------------
Haukeboe, Tove                                                 1280
-------------------------------------------------------------------------------
Haukeboe, Kari                                                 1280
-------------------------------------------------------------------------------
Torp, Stein                                                     256
-------------------------------------------------------------------------------
AS Peak                                                         256
-------------------------------------------------------------------------------

===============================================================================

             NAME OF SHAREHOLDER                         NUMBER OF SHARES
-------------------------------------------------------------------------------
Ruef, Beni                                                    1,899
-------------------------------------------------------------------------------
Setsaas, Peter                                                2,048
-------------------------------------------------------------------------------
Zamfir, Elena                                                14,841
-------------------------------------------------------------------------------
Ivanoff, Michael                                              1,774
===============================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is a schedule of the estimated expenses to be incurred by Qwest in connection with this offering of the Shares of Qwest Common Stock registered hereby:

         SEC registration fee........................................$42,558.00*
         Stock exchange listing fees.................................$17,500.00
         Legal fees and expenses.....................................$20,000.00*
         Transfer agent's fees and expenses..........................$ 2,000.00*
                                                                     ----------
            Total....................................................$82,058.00*
                                                                     ==========

-----------
* Estimated.

Item 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law ("DGCL") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer or director of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such officer or director acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such officer's or director's conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his or her duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify such officer or director against the expense which such officer or director actually and reasonably incurred.

     In accordance with Section 102(b)(7) of the DGCL, the Amended and Restated Certificate of Incorporation of Qwest, as amended (the "Qwest Certificate of Incorporation"), provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for
(i) breaches of their duty of loyalty to Qwest or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) certain transactions under Section 174 of the DGCL (unlawful payment of dividends or unlawful stock purchases or redemptions) or
(iv) transactions from which a director derives an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any actions involving gross negligence.

     The Qwest Certificate of Incorporation and the Bylaws of Qwest (the "Qwest Bylaws") provide for indemnification of Qwest's officers and directors to the fullest extent permitted by applicable law, except that the Qwest Bylaws provide that Qwest is required to indemnify an officer or director in connection with a proceeding initiated by such person only if the proceeding was authorized by the Board of Directors of Qwest. In addition, Qwest maintains insurance policies which provide coverage for its officers and directors in certain situations where Qwest cannot directly indemnify such officers or directors.

     Pursuant to Section 145 of the DGCL and the Qwest Certificate of Incorporation and the Qwest Bylaws, Qwest maintains directors' and officers' liability insurance coverage.

Item 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

       The following documents are filed as part of this Registration Statement:

Exhibit No.                        Description
-----------                        -----------

  3.1**      Amended and Restated Certificate of Incorporation of Qwest.

  3.2 Certificate of Amendment of Amended and Restated Certificate of Incorporation of Qwest (previously filed).
  3.3 Bylaws of Qwest (incorporated by reference to exhibit 3 in Qwest's Form 10-Q for the quarter ended September 30, 1997 (File No. 000-22609)).

  4.1(a)***  Indenture  dated as of October 15, 1997 with Bankers  Trust Company
             (including form of Qwest's 9.47% Senior Discount Notes due 2007 and 9.47% Series B Senior Discount Notes due 2007 as an exhibit thereto).
  4.1(b)**** Indenture  dated as of August 28, 1997 with Bankers  Trust  Company
             (including form of Qwest's 10 7/8% Series B Senior Notes due 2007 as an exhibit thereto).
  4.1(c)**** Indenture  dated as of January 29, 1998 with Bankers  Trust Company
             (including form of Qwest's 8.29% Senior Discount Notes due 2008 and 8.29% Series B Senior Discount Notes due 2008 as an exhibit thereto).
  4.2**** Registration Agreement dated January 29, 1998 with Salomon Brothers Inc relating to Qwest's 8.29% Senior Discount Notes due 2008.

  4.3 Third Amended and Restated Credit Agreement, dated as of September 5, 1997, by and among LCI International Inc., First Union National Bank, Nationsbank of Texas, N.A., and the Bank of New York (incorporated by reference to exhibit 4(c)(xv) in LCI's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997).
  4.4 Indenture dated as of June 23, 1997 between LCI International, Inc., and First Trust National Association, as trustee, Providing for the Issuance of Senior Debt Securities, including Resolutions of the Pricing Committee of the Board of Directors establishing the terms of the 7.25% Senior Notes due June 15, 2007 (incorporated by reference to exhibit 4(c) in LCI's Current Report on Form 8-K dated June 23, 1997).
  5.1 Opinion of O'Melveny & Myers LLP with respect to the legality of the Qwest Common Stock being registered (previously filed).

 10.1**      Growth Share Plan, as amended, effective October 1, 1996.
 10.2**      Employment  Agreement  dated  December  21,  1996  with  Joseph  P.
             Nacchio.
 10.3**      Promissory  Note dated  November 20, 1996 and  Severance  Agreement dated December 1, 1996 with Robert S. Woodruff.
 10.4****    Equity Compensation Plan for Non-Employee Directors.
 10.5**+     IRU   Agreement   dated  as  of  October  18,  1996  with  Frontier
             Communications International Inc.
 10.6**+     IRU Agreement  dated as of February 26, 1996 with WorldCom  Network
             Services, Inc.
 10.7**+     IRU Agreement dated as of May 2, 1997 with GTE.
 10.8**      Equity Incentive Plan.
 10.9****    Employment Agreement dated March 7, 1997 with Stephen M. Jacobsen.
 10.10****   Employment Agreement dated October 8, 1997 with Lewis O. Wilks.
 10.11****   Employment Agreement dated September 26, 1997 with Brij Khandelwal.
 10.12****   Employment Agreement dated September 19, 1997 with Larry Seese.
 10.13****   Growth  Share Plan  Agreement  with  Joseph P.  Nacchio,  effective
             January 1, 1997, and Amendment thereto.
 10.14****   Non-Qualified  Stock  Option  Agreement  with  Joseph  P.  Nacchio, effective June 1997.

 10.15 Employment Agreement, dated as of October 18, 1993, between LCI International Management Services, Inc. and Joseph A. Lawrence (incorporated by reference to LCI's Annual Report on Form 10-K for the year ended December 31, 1994).*
 10.16 LCI International, Inc. 1992 Stock Option Plan (incorporated by reference to LCI's Registration Statement No. 33-60558).*
 10.17 LiTel Communications, Inc. 1993 Stock Option Plan (incorporated by reference to LCI's Registration Statement No. 33-60558).*
 10.18 LCI International, Inc. 1994/1995 Stock Option Plan (incorporated by reference to LCI's Annual Report on Form 10-K for the year ended December 31, 1993).*
 10.19 LCI International, Inc. and Subsidiaries Nonqualified Stock Option Plan for Directors (incorporated by reference to LCI's Registration Statement No. 33-67368).*
 10.20 LCI International, Inc. 1995/1996 Stock Option (incorporated by reference to LCI's Proxy Statement for the 1995 Annual Meeting of Shareowners).*
 10.21 Employment Agreement, dated as of March 20, 1994, between LCI International, Inc. and H. Brian Thompson (incorporated by reference to LCI's Annual Report on Form 10-K for the year ended December 31, 1994).*

 10.22 LCI International Management Services, Inc. Supplemental Executive Retirement Plan (incorporated by reference to LCI's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995).*
 10.23 Employment Agreement, dated as of October 1, 1995 between LCI International Management Services, Inc., and Larry Bouman (incorporated by reference to exhibit 10(1)(xviii) in LCI's Annual Report on Form 10-K for the year ended December 31, 1995).*
 10.24 1997/1998 LCI International, Inc. Stock Option Plan (incorporated by reference to exhibit 10(1)(xxi) in LCI's Annual Report on Form 10-K for the year ended December 31, 1996).*
 10.25 LCI International, Inc. and Subsidiaries Executive Incentive Compensation Plan (incorporated by reference to exhibit 10(1)(xxii) in LCI's Annual Report on Form 10-K for the year ended December 31,
             1996).*
 10.26 Contractor Agreement dated January 18, 1993 by and between LCI International Telecom Corp. and American Communications Network, Inc. (incorporated by reference to LCI's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995). Portions of this exhibit have been omitted pursuant to a request for confidential treatment.*
 10.27 Transfer and Administrative Agreement among Enterprise Funding Corporation, LCI SPC I, Inc., LCI International Telecom Corp., NationsBank, N.A. and certain other parties thereto, dated August 29, 1996 (incorporated by reference to exhibit 10(r)(i) in LCI's Quarterly Report on Form 10-Q for the quarter ended September 30,
             1996).
 10.28 Receivables Purchase Agreement dated August 29, 1996, among LCI International Telecom Corp. and LCI SPC I, Inc. (incorporated by reference to exhibit 10(r)(ii) in LCI's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996).
 10.29 Subordinated Intercompany Revolving Note, dated August 29, 1996, issued to LCI International Telecom Corp. by LCI SPC I, Inc. (incorporated by reference to exhibit 10(r)(iii) in LCI's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996).
 10.30 Support Agreement, dated August 29, 1996, by LCI International, Inc. in favor of LCI SPC I, Inc. (incorporated by reference to exhibit 10(r)(iv) in LCI's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996).
 10.31 Participation Agreement dated as of November 1996 among LCI International, Inc., as the Construction Agent and as the Lessee, First Security Bank, National Association, as the Owner Trustee under the Stuart Park Trust the various banks and lending institutions which are parties thereto from time to time as the Holders, the various banks and lending institutions which are parties thereto from time to time as the Lenders and NationsBank of Texas, N.A., as the Agent for the Lenders (incorporated by reference to exhibit 10(s)(i) in LCI's Annual Report on Form 10-K for the year ended December 31, 1996).
 10.32 Unconditional Guaranty Agreement dated as of November 15, 1996 made by LCI International, Inc., as Guarantor in favor of NationsBank of Texas, N.A., as Agent for the ratable benefit of the Tranche A Lenders (incorporated by reference to exhibit 10(s)(ii) in LCI's Annual Report on Form 10-K for the year ended December 31, 1996).
 10.33 Agency Agreement between LCI International, Inc., as the Construction Agent and First Security Bank, National Association, as the Owner Trustee under the Stuart Park Trust as the Lessor dated as of November 15, 1996 (incorporated by reference to exhibit 10(s)(iii) in LCI's Annual Report on Form 10-K for the year ended December 31, 1996).
 10.34 Deed of Lease Agreement dated as of November 15, 1996 between First Security Bank, National Association as the Owner Trustee under the Stuart Park Trust, as Lessor and LCI International, Inc. as Lessee (incorporated by reference to exhibit 10(s)(iv) in LCI's Annual Report on Form 10-K for the year ended December 31, 1996).
 21.1        Subsidiaries of the Registrant [(previously filed)].

 23.1        Consent of KPMG Peat Marwick LLP.
 23.2        Consent of Arthur Andersen LLP.
 23.3        Consent of Grant Thornton LLP.

 23.4        Consent of O'Melveny & Myers LLP (contained in exhibit 5.1).
 23.4        Consent of PricewaterhouseCoopers LLP.
 23.5        Consent of Ernst & Young LLP.
 23.6        Consent of Dollinger, Smith & Co.
 24.1        Power of Attorney (previously filed).

*      Indicates executive compensation plans and arrangements.

       (ii) Financial Statement Schedules. The following is a complete list of Financial Statement Schedules filed as part of this Registration Statement, which are incorporated by reference herein from Amendment No. 1 to Registration Statement on Form S-4 (File No. 333-49915) filed by Qwest on May 13, 1998.

Schedule IIA Qwest Communications International Inc. Valuation and Qualifying Accounts.
Schedule IIB  LCI International, Inc. Valuation and Qualifying Accounts.


--------------------------


** Incorporated by reference to the exhibit of the same number in Form S-1 as declared effective on June 23, 1997 (File No. 333-25391).
*** Incorporated by reference to exhibit 4.1 in Form S-4 as declared effective on January 5, 1998 (File No. 333-42847).
**** Incorporated by reference to the exhibit of the same number in Qwest's Form 10-K for the year ended December 31, 1997.
+ Portions have been omitted pursuant to a request for confidential treatment.


Item 17.  UNDERTAKINGS.

       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

       The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES


       PURSUANT THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED QWEST COMMUNICATIONS INTERNATIONAL INC. HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED, IN THE CITY OF DENVER, STATE OF COLORADO, ON SEPTEMBER 30, 1998.


              QWEST COMMUNICATIONS INTERNATIONAL INC.


              By: /s/ ROBERT S. WOODRUFF
                  ---------------------------------------------
              Name:   Robert S. Woodruff
              Title:  Executive Vice President--Finance


                                POWER OF ATTORNEY

       PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

      Signature                    Capacity                         Date
-------------------------------------------------------------------------------


/s/ PHILIP F. ANSCHUTZ*     Chairman of the Board          September 30, 1998
------------------------
    Philip F. Anschutz

/s/ H. BRIAN THOMPSON*      Vice Chairman of the Board     September 30, 1998
------------------------
    H. Brian Thompson


/s/ JOSEPH P. NACCHIO*      Director, President and        September 30, 1998
------------------------     (Chief Executive Officer
    Joseph P. Nacchio        Principal Executive
                             Officer)

/s/ ROBERT S. WOODRUFF      Director and Executive         September 30, 1998
------------------------     Vice President--
    Robert S. Woodruff       Finance and Chief
                             Financial Officer and
                             Treasurer (Principal
                             Financial Officer and
                             Principal Accounting
                             Officer)

/s/ CANNON Y. HARVEY*       Director                       September 30, 1998
------------------------
    Cannon Y. Harvey

/s/ JORDAN L. HAINES*       Director                       September 30, 1998
------------------------
    Jordan L. Haines

/s/ DOUGLAS M. KARP*        Director                       September 30, 1998
------------------------
    Douglas M. Karp

/s/ VINOD KHOSLA*           Director                       September 30, 1998
------------------------
    Vinod Khosla

/s/ RICHARD T. LIEBHABER*   Director                       September 30, 1998
------------------------
    Richard T. Liebhaber

/s/ DOUGLAS L. POLSON*      Director                       September 30, 1998
------------------------
    Douglas L. Polson

/s/ CRAIG D. SLATER*        Director                       September 30, 1998
------------------------
    Craig D. Slater

/s/ W. THOMAS STEPHENS*     Director                       September 30, 1998
------------------------
    W. Thomas Stephens

/s/ ROY A. WILKENS*         Director                       September 30, 1998
------------------------
    Roy A. Wilkens




*By:  /s/ ROBERT S. WOODRUFF, AS ATTORNEY-IN-FACT
      -------------------------------------------
          Robert S. Woodruff

                     QWEST COMMUNICATIONS INTERNATIONAL INC.

                                INDEX TO EXHIBITS


Exhibit
Number                                Exhibit Description
------                                -------------------


23.1                                  Consent of KPMG Peat Marwick LLP.

23.2                                  Consent of Arthur Andersen LLP.

23.3                                  Consent of Grant Thornton LLP.

23.4                                  Consent of PricewaterhouseCoopers LLP.

23.5                                  Consent of Ernst & Young LLP.

23.6                                  Consent of Dollinger, Smith & Co.